EXHIBIT 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	Full Year
	2006	2005	2004	2003
Net income	$38,255	$30,102	$20,504	$8,407
Add:
Provision for Income Taxes	23,642	18,638	12,855	5,220
Interest expense, net	3,710	1,468	(40)	1,202
Depreciation and amortization	10,106	6,973	4,126	3,072

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)[1]	$75,713	$57,181	$37,445	$17,901

Three Months ended March 31, 2007
Net income	$13,265
Add:
Provision for Income Taxes	8,445
Interest expense, net	(863)
Depreciation and amortization	2,741

EBITDA[1]	$23,588

	Three Months ended				Full Year 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Net income	$7,284	$9,053	$10,559	$11,359	$38,255
Add:
Provision for Income Taxes	4,618	5,739	6,695	6,590	23,642
Interest expense, net	918	902	664	1,226	3,710
Depreciation and amortization	2,373	2,477	2,487	2,769	10,106

EBITDA[1]	$15,193	$18,171	$20,405	$21,944	$75,713

	Three Months ended				Full Year 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Net income	$7,110	$7,930	$7,760	$7,302	$30,102
Add:
Provision for Income Taxes	4,623	5,156	5,045	3,814	18,638
Interest expense, net	(236)	(377)	1,297	784	1,468
Depreciation and amortization	1,332	1,530	2,122	1,989	6,973

EBITDA[1]	$12,829	$14,239	$16,224	$13,889	$57,181

[1]

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that the Company believes provides relevant and useful information. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.